Ashl.and Partners & Company LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the use and references of our Independent Accountant's Report dated March 13, 2017, covering the period June 1, 2001, to December 31, 2016, for the "Raub Brock Dividend Growth Portfolio Composite" and to all references to our firm included in the Raub Brock Dividend Growth Fund Prospectus dated December 31, 2019.

Carrie Zippi, CPA, CITP

Managing Partner

Ashland Partners & Company LLP

3512 Excel Dr, Suite 103

Medford, OR 97504

December 31, 2019

www.ashlandpartnerg.com

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